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                                   EXHIBIT 11
                               AGEMARK CORPORATION

             STATEMENT CONCERNING COMPUTATION OF PER SHARE EARNINGS


                                                                      NINE MONTHS ENDED JUNE 30,
                                                                      -------------------------
                                                                        2001             2000
                                                                      ---------       ---------
Weighted average common shares actually outstanding                   1,000,000       1,000,000

Net shares assumed issued prior to the period attributable to
  stock options issued prior to the period                              191,584         187,987

Net shares attributable to options ceded during the period              -10,662          -2,474

Net shares assumed issued at June 30, 2000                                                4,599

Weighted average common shares assumed outstanding for period         1,180,922       1,190,112



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